Exhibit 5.

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into this 30th day of March, 2009 by and between Spring Street Partners, L.P., an Illinois limited partnership (“Purchaser”), and Services Share Holding LLC, a Delaware limited liability company (the “LLC”).

WHEREAS, the LLC owns 24,107,500 shares of common stock of Diligent Board Member Services, Inc., a Delaware corporation listed on the New Zealand Stock Exchange under the ticker symbol “DIL” (“Diligent”); and

WHEREAS, all shares of Diligent common stock owned by the LLC are subject to that certain Limited Pledge of Collateral, dated February 18, 2009 (the “Pledge”), whereby such shares are pledged as security for a $6.8 million promissory note (the “Note”) given to Diligent by the LLC; and

WHEREAS, the LLC is permitted, pursuant to the terms of the Pledge, to sell shares of its Diligent common stock in order to meet its obligations under the Note; and

WHEREAS, the LLC wishes to sell, and the Purchaser wishes to purchase, a total of 2,387,263 shares of Diligent common stock (the “Purchase Shares”) for a total purchase price of US$179,044.76 (US$0.075 per share) (the “Purchase Price”) for the purpose of making payments on the Note and upon the terms and conditions set forth herein.

NOW, THEREFORE, in exchange for the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale of Stock. The LLC hereby agrees to sell, and Purchaser agrees to buy, the Purchase Shares, free of any liens, encumbrances or other third party claims.

2. Closing. The Closing of the transactions contemplated hereby will take place on the date of this Agreement pursuant to the exchange of executed counterpart signature pages via fax or email and the wire transfer of the Purchase Price pursuant to those wire instructions attached hereto as Exhibit A.

3. Representations and Warranties of the Seller. Seller represents and warrants to the Purchaser as follows:

(a) No Conflicts. The execution, delivery and performance of this Agreement will not breach, violate, require any consent, or constitute a default under any contract, agreement, instrument, or other commitment or any order, decree, judgment, or other edict to which the LLC is a party or any of its property is subject.

(b) Ownership of the Shares. The LLC is the lawful and sole owner of all of the Purchase Shares.

(c) Title to the Shares. Upon the transfer of Purchase Shares to the Purchaser for the consideration specified in this Agreement, the Purchaser will acquire good and valid title to the Purchase Shares, free and clear of any lien, claim, charge, encumbrance, assessment, or restriction (other than restrictions which may be imposed by applicable securities laws).

(d) No Options, Warrants, Contract Rights Etc. Other than the Pledge, (i) the LLC is not a party to any agreement, written or oral, creating rights in respect of the Purchase Shares in any third person or relating to the voting or disposition of the Purchase Shares, (ii) the LLC has the full power and legal right to sell, assign, transfer and deliver the Purchase Shares, (iii) there are no existing warrants, options, stock purchase agreements, redemption agreements, restrictions of any nature, calls or rights to subscribe of any character relating to the Purchase Shares.

(e) Authority. The LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The transactions contemplated by this Agreement have been duly authorized and approved by all necessary and appropriate limited liability company action of the LLC.

4. Miscellaneous.

(a) Further Assurances. From time to time at or after the closing of the transactions contemplated hereby, upon request by the Purchaser or any of its successors or assigns, the LLC shall, and shall use its best efforts to cause its members to, without further consideration, execute and deliver or cause to be executed and delivered, to Purchaser, in proper form for relevant recording, filing or registration, such assignments, powers of attorney and other instruments of conveyance and transfer and such other documents as may be reasonably necessary to effect the transfer to, and vest and confirm in Purchaser, title to the Purchase Shares and to facilitate the effective recordation of title or making of securities law filings with respect thereto.

(b) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy or similar electronic transmission method; the day after it is sent, if sent by recognized expedited delivery service; and five days after it is sent, if mailed, first class mail, postage prepaid to the parties at the following addresses (or at such other address as shall be specified by notice in accordance with this section 4(b)):

If to LLC:

Services Share Holding LLC

115 Horseneck Road

Montville, NJ 07045

If to the Purchaser:

Spring Street Partners, L.P.

515 Madison Avenue, 22nd Floor

New York, NY 10022

(c) Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties hereto, and supersedes all prior understandings about the subject matter hereof. This Agreement shall not be changed orally, but only upon the written consent of the parties hereto.

(d) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal and legal representatives, guardians, successors and permitted assigns.

(e) Applicable Law. The validity of this Agreement and the interpretation and construction thereof shall be governed by the laws of the State of New York.

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.

SPRING STREET PARTNERS, L.P.			SERVICES SHARE HOLDING LLC

By:	Spring Street Partners, Inc.
Its:	General Partner
			By:	/s/ Sharon Daniels
	By:	/s/ David Liptak	Name:	Sharon Daniels
		David Liptak, President	Title:	Co-Manager